UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 24, 2017

KADANT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11406	52-1762325
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

One Technology Park Drive
Westford, Massachusetts	01886
(Address of Principal Executive Offices)	(Zip Code)

(978) 776-2000
Registrant's telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

KADANT INC.

Item 1.01 Entry into a Material Definitive Agreement.
(a)    Agreement to Acquire the Forestry Products Business of NII FPG Company
On May 24, 2017, Kadant Inc. (Kadant) and certain of its subsidiaries (the Buyers) entered into a Stock and Asset Purchase Agreement (the Acquisition Agreement) to acquire the forestry products business of NII FPG Company, for approximately $173 million in cash, subject to a post-closing adjustment.

Pursuant to the Acquisition Agreement, at the closing the Buyers will deposit into an escrow fund (i) $8 million to secure certain indemnification obligations of the sellers and (ii) $4 million to satisfy certain obligations of the sellers to adjust the purchase price. The indemnity escrow fund, less any claims made, will be released to the sellers on the 18-month anniversary of the closing.

The closing of the acquisition contemplated by the Acquisition Agreement is subject to customary closing conditions, including regulatory approvals. The closing is expected to occur in July 2017.

The foregoing description of the transaction contemplated by the Acquisition Agreement does not purport to be a complete statement of the parties' rights under the Acquisition Agreement and is qualified in its entirety by reference to the full text of the Acquisition Agreement, which will be filed as an exhibit to Kadant's Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2017. A copy of the press release announcing the execution of the Acquisition Agreement is filed with this report as Exhibit 99.

(b)     Amendment of Credit Facility
On May 24, 2017, Kadant entered into a first amendment and limited consent (First Amendment) with certain of its subsidiaries party thereto, the several banks and other financial institutions or entities party thereto, Citizens Bank, N.A., as administrative agent, and Citizens Bank, N.A., as multicurrency administrative agent. The First Amendment amends the amended and restated credit agreement dated as of March 1, 2017, by and among Kadant, certain of its subsidiaries party thereto, the several banks and other financial institutions or entities from time to time party thereto, Citizens Bank, N.A., as administrative agent, and Citizens Bank, N.A., as multicurrency administrative agent (Credit Agreement), which originally provided for a five-year unsecured revolving credit facility in the maximum principal amount from time to time outstanding of $200 million. The First Amendment increases the revolving loan commitment to $300 million from time to time outstanding. The First Amendment was entered into in connection with the execution of the Acquisition Agreement by Kadant and certain of its subsidiaries, described above. Under the First Amendment, the lenders agreed to waive certain funding conditions under the Credit Agreement in connection with the closing of the acquisition, which is expected to be funded with loans under the Credit Agreement.

The foregoing description of the First Amendment does not purport to be a complete statement of the parties' rights thereunder and is qualified in its entirety by reference to the full text of the First Amendment, which will be filed as an exhibit to Kadant's Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2017.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in the Current Report on Form 8-K filed by Kadant with the Securities and Exchange Commission on March 7, 2017, as amended as set forth in Item 1.01(b) above with respect to the First Amendment, is incorporated herein in its entirety.

Item 9.01 Financial Statements and Exhibits.
(c)     Exhibits
No.     Description
99     Press Release dated May 30, 2017, announcing the execution of the Acquisition Agreement.

KADANT INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KADANT INC.

Date: May 30, 2017	By:	/s/ Michael J. McKenney
Michael J. McKenney Senior Vice President and Chief Financial Officer

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